CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust to Participate in JMP Securities Conference on May 14th

New York, New York, May 3, 2012 – American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today it will participate in the JMP Securities 11th Annual Research Conference in San Francisco, California on Monday, May 14, 2012. The Company will make a presentation at 1:30pm Pacific Time, which will be webcast live. Details on accessing the live webcast can be found below.

Webcast Details* Date: Monday, May 14, 2012 Time: 1:30 p.m. Pacific Time Webcast Link: www.arctreit.com/jmpconferencewebcast *Participants should dial into the webcast 10-15 minutes early.

After clicking on the webcast link, participants will be directed to the conference registration page and are required to fill out the necessary information to register for the live webcast.

The webcast will be available to view at www.arctreit.com for 90 days following the live presentation.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.